UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):          December 21, 2009

Thomas Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22010	72-0843540
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5221 N. O’Connor Blvd., Suite 500 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  (972) 869-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2009, the Board of Directors of Thomas Group, Inc. (the “Company”) appointed Michael E. McGrath, the Company’s current Executive Chairman, to the additional roles of Chief Executive Officer, President and Secretary, effective December 21, 2009.  Mr. McGrath replaces Earle Steinberg, the Company’s former Chief Executive Officer, President and Secretary, who was removed from such offices by the Company’s Board of Directors effective December 21, 2009 and has been given notice of termination of his employment in accordance with his employment agreement.

Michael E. McGrath, 60, has served as a member of the Company’s Board of Directors and as Executive Chairman since February 2008.  Mr. McGrath served as a member of the board of directors of i2 Technologies, Inc., a publicly traded supply chain software company, from August 2004 through May 2008 and as its chief executive officer and president from February 2005 through July 2007.  In 1976, Mr. McGrath co-founded Pittiglio Rabin Todd & McGrath (PRTM), a leading management consulting firm to technology-based companies.  He spent 28 years leading PRTM, retiring in July 2004.  In addition to the i2 Technologies board of directors, Mr. McGrath served as the Chairman of the board of directors of Entrust, Inc. (ENTU) until its sale in July 2009, is former chairman of the board of York Hospital, former vice-chairman of St. Michaels College, and serves on the boards of directors of Sensable Technologies and Aidmatrix Foundation.  Prior to co-founding PRTM, Mr. McGrath worked for PricewaterhouseCoopers, Texas Instruments and McCormack & Dodge.

The Company entered into an employment agreement with Mr. McGrath in 2008, which is attached as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (“SEC”) on February 25, 2008.  This document may be accessed through the SEC’s website at www.sec.gov.  The elements of Mr. McGrath’s compensation and benefits package, as in effect prior to his appointment as Chief Executive Officer, President and Secretary, will remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS GROUP, INC.

Date: December 28, 2009	By:	/s/ Frank W. Tilley
Frank W. Tilley
Interim Chief Financial Officer